PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 11, 2003



                                2,500,000 Shares


                              Energy Partners, Ltd.


                                  Common Stock

                                  ____________



     The selling stockholders are selling all shares of common stock offered by this prospectus supplement. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.



     Our common stock is listed on The New York Stock Exchange under the symbol "EPL." The last reported sale price on August 7, 2003 was $10.88 per share.



     Investing in our Common Stock involves risks. See "Risk Factors" on page 1 of the accompanying prospectus.



                                          Underwriting            Proceeds to
                         Price to         Discounts and             Selling
                          Public           Commissions            Stockholders
                       -----------         -----------            ------------
Per Share.........        $10.40              $0.36                  $10.04
Total.............     $26,000,000          $900,000              $25,100,000


     Delivery of the shares of common stock will be made on or about August 13, 2003.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.


                           Credit Suisse First Boston

            The date of this prospectus supplement is August 7, 2003.

                                 _______________


                                TABLE OF CONTENTS

Prospectus Supplement


                                              Page                                                 Page
                                              ----                                                 ----

FORWARD LOOKING STATEMENTS................      S-1    UNDERWRITING..............................   S-4
ABOUT ENERGY PARTNERS, LTD................      S-2    NOTICE TO CANADIAN RESIDENTS..............   S-5
OUR OUTSTANDING SHARES                                 LEGAL MATTERS.............................   S-6
    OF COMMON STOCK.......................      S-2    WHERE YOU CAN FIND
SELLING STOCKHOLDERS......................      S-3        MORE INFORMATION......................   S-6

Prospectus

                                              Page                                                 Page
                                              ----                                                 ----

RISK FACTORS..............................       1     PLAN OF DISTRIBUTION......................     5
OUR COMPANY...............................       3     LEGAL MATTERS.............................     6
USE OF PROCEEDS...........................       3     EXPERTS...................................     6
SELLING SECURITYHOLDERS...................       4     WHERE YOU CAN FIND MORE
                                                           INFORMATION...........................     6


                                 _______________

     You should rely only on the information contained in this document or documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

     We provide information to you about this offering in two separate documents that are combined together. The first document is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both documents combined. If information in the prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

                           FORWARD LOOKING STATEMENTS

     All statements other than statements of historical fact contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein and therein, the words "anticipates," "expects," "believes," "goals," "intends," "plans," or "projects" and similar expressions are intended to identify forward-looking statements. It is important to note that forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause our actual results to differ materially from the views, beliefs and estimates expressed or implied in such forward-looking statements. We refer you specifically to the section entitled "Risk Factors" in the accompanying prospectus as well as the disclosure contained in our latest annual report on Form 10-K and the other documents incorporated by reference herein. Although we believe that the assumptions on which any forward-looking statements in this prospectus supplement and the accompanying prospectus, and periodic reports filed by us are reasonable, no assurance can be given that such assumptions will prove correct. All forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference.

                           ABOUT ENERGY PARTNERS, LTD.

     We are an independent oil and natural gas exploration and production company focused on the shallow to moderate depth waters of the Gulf of Mexico Shelf. We concentrate on the Gulf of Mexico Shelf region because that area provides us with favorable geologic and economic conditions, including multiple reservoir formations, regional economies of scale, extensive infrastructure and comprehensive geologic databases. We believe that this region offers a balanced and expansive array of existing and prospective exploration, exploitation and development opportunities in both established productive horizons and deeper geologic formations. As of December 31, 2002, we had estimated proved reserves of approximately 127.0 billion cubic feet of natural gas and 26.4 million barrels of oil, or an aggregate of approximately 47.5 million barrels of oil equivalent, with a present value of estimated pre-tax future net cash flows of $608.3 million, and of estimated after-tax future net cash flows of $476.9 million based upon year-end 2002 prices and a discount rate of 10%.

     Since our incorporation in January 1998 by Richard A. Bachmann, our founder, chairman, president and chief executive officer, we have assembled a team of geoscientists and management professionals with considerable region-specific geological, geophysical, technical and operational experience. We have grown through a combination of exploration, exploitation and development drilling and multi-year, multi-well drill-to-earn programs, as well as strategic acquisitions of mature oil and natural gas fields in the Gulf of Mexico Shelf area, and in particular the acquisition of Hall-Houston Oil Company ("Hall-Houston") in early 2002.

     Our strategy is to grow our reserves and production through a balanced investment program including low risk exploitation and development activities in and around our existing fields and moderate risk exploration activities in the shallow to moderate depth waters of the central region of the Gulf of Mexico Shelf. A limited amount of our exploration budget each year will be allocated to higher risk, higher potential exploration prospects in this region.

     Our principal executive offices are located at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. Our telephone number is (504) 569-1875. We also maintain a web site at www.eplweb.com which contains information about us, including links to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and related amendments. Our web site and the information contained in it and connected to it shall not be deemed incorporated by reference into this prospectus supplement or in the accompanying prospectus.



                     OUR OUTSTANDING SHARES OF COMMON STOCK

     As of July 31, 2003, we had outstanding 32,056,912 shares of common stock, excluding:

o 371,048 shares of Series D preferred stock convertible into 4,344,824 shares of common stock;

o warrants expiring January 2007 to purchase 3,990,575 shares of common stock, of which 3,000,000 are exercisable at $11.00 per share and 990,575 are exercisable at $9.00 per share; and

o stock options to purchase an aggregate of 2,295,165 shares of common stock with a weighted average exercise price of $9.50, of which 1,013,946 options were exercisable as of July 31, 2003 with a weighted average exercise price of $9.56.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information, as of July 31, 2003, regarding beneficial ownership of our common stock by each selling stockholder. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of our common stock that are issuable upon the exercise of outstanding options, warrants, conversion of preferred stock or exercise of other purchase rights are treated as outstanding for purposes of computing such selling stockholder's ownership, to the extent exercisable or convertible within sixty days of the date of this prospectus supplement, but are not deemed outstanding for purposes of computing the ownership of any other selling stockholder.



                                                                         Number of
                                         Shares Beneficially Owned        Shares        Shares Beneficially Owned
                                           Prior to the Offering          Offered             After Offering
                                        ---------------------------    ------------   -----------------------------
Name                                      Number          Percent                          Number       Percent
----                                      ------          -------                          ------       -------

Evercore Capital Partners L.P.(1)       4,613,843        14.4%            1,637,375       2,976,468      9.3%

Evercore Capital Offshore Partners      1,219,000         3.8%              432,603         786,397      2.5%
   L.P.(1)

Evercore Capital Partners (NQ)          1,111,453         3.5%              394,436         717,017      2.2%
   L.P.(1)

Evercore Co-Investment Partnership        100,276           *                35,586          64,690         *
   L.P.(1)

All selling stockholders, as a          7,044,572        22.0%            2,500,000       4,544,572     14.2%
   group

_______________________



*    Represents beneficial ownership of less than 1%.

     (1) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003, as adjusted for the April 2003 offering of shares of our common stock by Evercore. The address of Evercore is 65 East 55th Street, 33rd Floor, New York, New York 10022.

     (2) Evercore Partners L.L.C. is the general partner of the first three Evercore entities listed above and has sole voting and dispositive power of their shares. Evercore Co-Investment G.P. L.L.C. is the general partner of Evercore Co-Investment Partnership L.P. and has sole voting and dispositive power with respect to its shares. Two of our directors, Mr. Austin M. Beutner and Mr. William O. Hiltz, are principals of Evercore and disclaim beneficial ownership of shares of our common stock owned by Evercore. Additionally, Mr. Hiltz acquired 150,000 shares of our common stock prior to joining Evercore and prior to Evercore's investment in us. Mr. Hiltz sold 30,000 of these shares in our April 2003 stock offering. Evercore disclaims beneficial ownership of these shares of common stock owned by Mr. Hiltz.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated August 7, 2003, the selling stockholders have agreed to sell to Credit Suisse First Boston LLC, the underwriter, the 2,500,000 shares of common stock offered hereby.

     The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased.

     The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.10 per share. After the initial public offering, the underwriter may change the public offering price and concession and discount to broker/dealers.

     The following table summarizes the estimated expenses we will pay and the compensation the selling stockholders will pay:


                                                                                     Per Share         Total
                                                                                     ---------         -----

Expenses payable by us...........................................................    $0.03             $ 75,000
Underwriting Discounts and Commissions paid by the selling stockholders..........    $0.36             $900,000



     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 30 days after the date of this prospectus supplement, except for grants of stock awards, phantom units and employee stock options to purchase shares of common stock under plans existing on the date of this prospectus supplement and for issuances of shares of common stock pursuant to the exercise or conversion of employee stock options, preferred stock or warrants outstanding on the date of this prospectus supplement.

     The selling stockholders and each of our directors who is an affiliate of a selling stockholder have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 45 days after the date of this prospectus supplement.

     We and the selling stockholders have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

     From time to time Credit Suisse First Boston LLC has provided investment banking and other advisory services to us for which it has received customary compensation and we expect them to continue to provide similar services in the future. Credit Suisse First Boston LLC was among the underwriters of our April 2003 common stock offering and among the initial purchasers of our August 2003 senior unsecured notes offering and received customary commissions for its services.

     In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The underwriter may close out a short position by purchasing shares in the open market.

     o Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     o Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise, and if commenced, may be discontinued at any time.

     The aggregate maximum compensation that members of the NASD or independent broker-dealers will receive in connection with the sale of any securities pursuant to this prospectus supplement and the registration statement of which it forms a part will not be greater than 8% of the gross proceeds of such sale.

     A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.



                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that

     o the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     o where required by law, that the purchaser is purchasing as principal and not as agent, and

     o    the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action - Ontario Purchasers Only

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

     All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.



                                  LEGAL MATTERS

     Certain legal matters with respect to the common stock offered hereby will be passed upon by Cahill Gordon & Reindel LLP, New York, New York. Simpson Thacher & Bartlett LLP, New York, New York will act as counsel to the selling stockholders. Certain legal matters in connection with this offering will be passed upon for the underwriter by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. acted as counsel to Evercore in connection with its $60 million investment in our company in 1999, and served as our Texas local counsel in connection with the Hall-Houston acquisition.



                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission under the Securities Act a registration statement on Form S-3 with respect to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which constitute part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits that are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus supplement and the accompanying prospectus, reference is made to the registration statement, including the exhibits, copies of which may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Commission at prescribed rates. Information on the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information that is filed through the Commission's EDGAR System. The web site can be accessed at www.sec.gov. Our common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning us can be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005.

     We "incorporate by reference" information that we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our Commission file number is 001-16179.

     We have previously filed the following documents with the Commission and incorporate them by reference into this prospectus supplement and the accompanying prospectus:

     o our annual report on Form 10-K for the fiscal year ended December 31, 2002;

     o our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

     o our current reports on Form 8-K filed and/or furnished on March 17, 2003, April 3, 2003, July 3, 2003, July 21, 2003 and August 7, 2003
          (other than paragraphs 6, 20 and 21 of the press release attached thereto, which are not incorporated by reference into this prospectus supplement and the accompanying prospectus); and

     o the description of our common stock contained in our registration statement on Form S-3 filed March 14, 2003, as amended by the Company's amended and restated by-laws filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed April 3, 2003.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of the shares of common stock offered by this prospectus supplement and the accompanying prospectus or prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, shall be deemed to be incorporated by reference and a part of this prospectus supplement and the accompanying prospectus from the date such documents are filed. Also, all such documents filed by us after the date of the initial registration statement of which this prospectus supplement and the accompanying prospectus forms a part and prior to effectiveness of the registration statement shall also be deemed incorporated by reference and a part of this prospectus supplement and the accompanying prospectus from the date such documents are filed.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus have been delivered, on the written or oral request of such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus, not including exhibits to such incorporated information that are not specifically incorporated by reference into such information. Requests for such copies should be directed to us at the following address: Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attention: Corporate Secretary, telephone number: (504) 569-1875.

PROSPECTUS

                              ENERGY PARTNERS, LTD.




                        2,500,000 Shares of Common Stock
                             ______________________

     Evercore Capital Partners L.P. and certain of its affiliates, the selling securityholders, are offering up to 2,500,000 shares of our common stock. The selling securityholders currently own 7,044,572 shares, or 22.0% of our common stock. These selling securityholders may include "affiliates," as defined in Rule 405 under the Securities Act of 1933, as amended.

     We expect that sales made pursuant to this prospectus will be made:

     o    in broker's transactions;

     o    in transactions directly with market makers; or

     o    in negotiated sales or otherwise.

     The selling securityholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at prices negotiated at the time of the sale. We will not receive any proceeds from these sales.

     The brokers and dealers the selling securityholders utilize in selling these shares may receive compensation in the form of underwriting discounts, concessions or commissions from the sellers or purchasers of the shares. Any compensation may exceed customary commissions. The selling securityholders and the brokers and dealers they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them upon the sale of shares may be considered to be underwriting compensation.

     Our common stock is listed on the New York Stock Exchange under the symbol "EPL." On July 2, 2003, the last reported sale price of our common stock as reported on the New York Stock Exchange was $11.20 per share.

                             ______________________

    This investment involves risks. See the "Risk Factors" section on page 1.

                             ______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ______________________

This prospectus is dated July 11, 2003.

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----

RISK FACTORS..........................................................1
OUR COMPANY...........................................................3
USE OF PROCEEDS.......................................................3
SELLING SECURITYHOLDERS...............................................4
PLAN OF DISTRIBUTION..................................................5
LEGAL MATTERS.........................................................6
EXPERTS...............................................................6
WHERE YOU CAN FIND MORE INFORMATION...................................6

     No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of this prospectus.



                           FORWARD LOOKING STATEMENTS

     All statements other than statements of historical fact contained in this prospectus, the documents incorporated by reference in this prospectus and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein, the words "anticipates," "expects," "believes," "goals," "intends," "plans," or "projects" and similar expressions are intended to identify forward-looking statements. It is important to note that forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause our actual results to differ materially from the views, beliefs and estimates expressed or implied in such forward-looking statements. We refer you specifically to the section entitled "Risk Factors," as well as the disclosure contained in our latest annual report on Form 10-K and the other documents incorporated by reference herein. Although we believe that the assumptions on which any forward-looking statements in this prospectus and periodic reports filed by us are reasonable, no assurance can be given that such assumptions will prove correct. All forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph.

                                  RISK FACTORS

     You should consider carefully the following factors, as well as those discussed elsewhere in this prospectus. In addition to the factors below, please refer to the disclosure contained in our latest annual report on Form 10-K for the fiscal year ended December 31, 2002. Please read "Items 1 & 2. Business and Properties -- Regulatory Matters" and "-- Additional Factors Affecting Business" in our latest annual report for these risk factors. Please also read "Where You Can Find More Information."

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets.

     Our largest stockholders, Evercore Capital Partners L.P. and affiliates ("Evercore"), Energy Income Fund, L.P. and Richard A. Bachmann, our chairman, president and chief executive officer, could sell a substantial number of shares of our common stock in the public market, either pursuant to exemptions afforded to affiliates under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an effective registration statement. Evercore and Energy Income Fund, L.P. together sold approximately 3,600,000 shares in a public offering in April 2003 and Evercore may sell up to an additional 2,500,000 shares pursuant to this prospectus. Affiliates may sell under Rule 144 of the Securities Act the greater of 1% of the number of shares of common stock then outstanding and the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a required notice of such sale. Such sales by our largest stockholders, sales by other securityholders or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

     Additionally, in connection with the acquisition of Hall-Houston Oil Company ("Hall-Houston"), we issued warrants and Series D exchangeable convertible preferred stock that can be exchanged or exercised for a total of up to approximately 8,400,000 shares of our common stock. All of the common stock underlying the warrants and Series D preferred stock are freely tradable upon resale pursuant to a prospectus filed with the Securities and Exchange Commission. Also in connection with our acquisition of Hall-Houston, we entered into an earnout agreement which, depending on the performance of the oil and natural gas properties subject to the agreement, could obligate us to issue up to $40,000,000 market value of our common stock to the participants in the agreement, and such common stock is required to be publicly registered under the agreement.

The market price of our common stock has experienced substantial volatility and may continue to do so in the future.

     Since our initial public offering in November 2000 at a price of $15.00 per share, the trading price for our common stock on the New York Stock Exchange has declined to $11.20 as of July 2, 2003. The market price of our common stock may not exceed or even remain at current levels. The following factors may have an adverse impact on the market price of our common stock:

     o lack of success in our drilling activities, including exploratory drilling;

     o    fluctuations in oil and natural gas prices;

     o    market conditions for oil and natural gas stocks;

     o    market conditions generally;

     o    governmental regulation; and

     o    fluctuations in our operating results.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the market price of our common stock.

     The existence of some provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the market price of our common stock. The provisions in our certificate of incorporation and bylaws that could delay or prevent an unsolicited change in control of our company include:

     o the board of directors' ability to issue shares of preferred stock and determine the terms of the preferred stock without securityholder approval; and

     o a prohibition on the right of securityholders to call meetings and a limitation on the right of securityholders to act by written consent and to present proposals or make nominations at securityholder meetings.

     In addition, Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Evercore is generally exempted from these provisions.

                                   OUR COMPANY

     We are an independent oil and natural gas exploration and production company focused on the shallow to moderate depth waters of the Gulf of Mexico Shelf. We concentrate on the Gulf of Mexico Shelf region because that area provides us with favorable geologic and economic conditions, including multiple reservoir formations, regional economies of scale, extensive infrastructure and comprehensive geologic databases. We believe that this region offers a balanced and expansive array of existing and prospective exploration, exploitation and development opportunities in both established productive horizons and deeper geologic formations. As of December 31, 2002, we had estimated proved reserves of approximately 127.0 billion cubic feet of natural gas and 26.4 million barrels of oil, or an aggregate of approximately 47.5 million barrels of oil equivalent, with a present value of estimated pre-tax future net cash flows of $608.3 million, and of estimated after-tax future net cash flows of $476.9 million based upon year-end 2002 prices and a discount rate of 10%.

     Since our incorporation in January 1998 by Richard A. Bachmann, our founder, chairman, president and chief executive officer, we have assembled a team of geoscientists and management professionals with considerable region-specific geological, geophysical, technical and operational experience. We have grown through a combination of exploration, exploitation and development drilling and multi-year, multi-well drill-to-earn programs, as well as strategic acquisitions of mature oil and natural gas fields in the Gulf of Mexico Shelf area, and in particular the acquisition of Hall-Houston in early 2002.

     Our strategy is to grow our reserves and production through a balanced investment program including low risk exploitation and development activities in and around our existing fields and moderate risk exploration activities in the shallow to moderate depth waters of the central region of the Gulf of Mexico Shelf. A limited amount of our exploration budget each year will be allocated to higher risk, higher potential exploration prospects in this region.

     Our principal executive offices are located at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. Our telephone number is (504) 569-1875. We also maintain a web site at www.eplweb.com which contains information about us, including links to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and related amendments. Our web site and the information contained in it and connected to it shall not be deemed incorporated by reference into this prospectus.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the offer and sale of the shares of our common stock by the selling securityholders.

                             SELLING SECURITYHOLDERS

     We have filed a registration statement, of which this prospectus forms a part, in order to permit the selling securityholders to resell to the public up to 2,500,000 shares of our common stock.

     The table below sets forth with respect to the selling securityholders, based upon information available to us as of June 13, 2003, the number of shares of common stock beneficially owned, the number of shares of our common stock which may be offered by this prospectus and the number and percentage of outstanding common stock that will be owned assuming the sale of all of the registered shares of our common stock under this prospectus. The shares offered by this prospectus may be sold by selling securityholders from time to time. The number of shares, if any, offered by each selling securityholder and the corresponding number of shares beneficially owned by each selling securityholder after each sale will vary depending upon the terms of the individual sales. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of our common stock that are issuable upon the exercise of outstanding options, warrants, conversion of preferred stock or exercise of other purchase rights are treated as outstanding for purposes of such selling securityholder's ownership, to the extent exercisable or convertible within sixty days of the date of this prospectus.

                                                                        Number of
                                                                          Shares
                                         Shares Beneficially Owned     Which May Be     Shares Beneficially Owned
                                           Prior to the Offering          Offered             After Offering
                                        ---------------------------    ------------   -----------------------------
Name                                      Number          Percent                          Number       Percent
----                                      ------          -------                          ------       -------

Evercore Capital Partners L.P.(1)       4,613,843           14.4%      1,637,375         2,976,468           9.3%

Evercore Capital Offshore Partners      1,219,000            3.8%        432,603           786,397           2.5%
   L.P.(1)

Evercore Capital Partners (NQ)          1,111,453            3.5%        394,436           717,017           2.2%
   L.P.(1)

Evercore Co-Investment Partnership        100,276               *         35,586            64,690           *
   L.P.(1)

All selling stockholders, as a          7,044,572           22.0%      2,500,000         4,544,572          14.2%
   group
_______________________


     *    Represents beneficial ownership of less than 1%.

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003, as adjusted for the April 2003 offering of shares of our common stock by Evercore. The address of Evercore is 65 East 55th Street, 33rd Floor, New York, New York 10022.

         Evercore Partners L.L.C. is the general partner of the first three Evercore entities listed above and has sole voting and dispositive power of their shares. Evercore Co-Investment G.P. L.L.C. is the general partner of Evercore Co-Investment Partnership L.P. and has sole voting and dispositive power with respect to its shares. Two of our directors, Mr. Austin M. Beutner and Mr. William O. Hiltz, are principals of Evercore and disclaim beneficial ownership of shares of our common stock owned by Evercore. Additionally, Mr. Hiltz acquired 150,000 shares of our common stock prior to joining Evercore and prior to Evercore's investment in us. Mr. Hiltz sold 30,000 of these shares in our April 2003 stock offering. Evercore disclaims beneficial ownership of these shares of common stock owned by Mr. Hiltz.

                              PLAN OF DISTRIBUTION

     The selling securityholders have not advised us of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling securityholders or by permitted pledgees, donees, transferees or other permitted successors in interest. Such sales by the selling securityholders may be made in any of the following manners:

     o on the New York Stock Exchange in transactions pursuant to and in accordance with the rules of such exchange;

     o    in the over-the-counter market;

     o    in public or privately negotiated transactions;

     o    in transactions involving principals or brokers;

     o    in a combination of such methods of sale; or

     o    any other lawful methods.

     Although sales of the shares are, in general, expected to be made at market prices prevailing at the time of sale, the shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

     In offering the shares covered by this prospectus, each of the selling securityholders and any broker-dealers who sell the shares for the selling securityholders may be "underwriters" within the meaning of the Securities Act, and any profits realized by such selling securityholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling securityholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

     Each of the selling securityholders is acting independently of us in making decisions with respect to the timing, manner and size of each sale of shares. We have not been advised of any definitive selling arrangement at the date of this prospectus between any selling securityholder and any broker-dealer or agent.

     To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the shares by the selling securityholders, will be set forth in a prospectus supplement.

     The expenses of preparing and filing this prospectus and the related registration statement with the Securities and Exchange Commission will be paid entirely by us. Shares of common stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus. The selling securityholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, including, without limitation, Rule 10b-5 thereunder.

     Neither we nor the selling securityholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling securityholders on account of their sales of the shares from time to time.

                                  LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Energy Partners, Ltd. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.

     The estimated reserve data of Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P., independent petroleum engineering consultants, incorporated by reference in this prospectus and the registration statement of which this prospectus is a part have been incorporated by reference in reliance on the authority of said firms as experts in petroleum engineering.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission under the Securities Act a registration statement on Form S-3 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits that are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits to the prospectus, copies of which may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Commission at prescribed rates. Information on the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information that is filed through the Commission's EDGAR System. The web site can be accessed at www.sec.gov. Our common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning us can be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005.

     We "incorporate by reference" information that we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus. Our Commission file number is 001-16179.

     We have previously filed the following documents with the Commission and incorporate them by reference into this prospectus:

     o our annual report on Form 10-K for the fiscal year ended December 31, 2002;

     o our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003;

     o our current reports on Form 8-K filed on March 17, April 3 and July 3, 2003; and

     o the description of our common stock contained in our registration statement on Form S-3 filed March 14, 2003.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and a part of this prospectus from the date such documents are filed. Also, all such documents filed by us after the date of the initial regis-tration statement of which this prospectus forms a part and prior to effectiveness of the registration statement shall also be deemed incorporated by reference and a part of this prospectus from the date such documents are filed.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attention:
Corporate Secretary, telephone number: (504) 569-1875.

                              Energy Partners, Ltd.